EXHIBIT 10.1

Esquire Financial Holdings, Inc.
Annual Incentive Plan

This document outlines the Esquire Financial Holdings, Inc. Annual Incentive Plan (the “Plan”) for eligible employees (each a “Participant” and collectively “Participants”) of Esquire Financial Holdings, Inc. and Esquire Bank, National Association (collectively, the “Company”).

1.	Purpose

The purpose of the Plan is to retain and motivate the officers and other employees of the Company who have been designated by the Committee to participate in the Plan for a specified performance period by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for the performance period.  The Plan is further intended to assist the Company in its ability to motivate, attract and retain qualified employees.

2.	Effective Date

The Plan is in effect January 1, 2025 through December 31, 2025, and will continue to renew for successive one-year periods (each calendar year being a “Plan Year”) unless otherwise terminated or modified in accordance with the Plan and specifically approved by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company.

3.	Eligibility

Officers of the Company and other key employees as recommended by the Chief Executive Officer (“CEO”) and approved by the Committee shall be eligible to participate in the Plan. Participants selected from the eligible participant group will be selected and approved for each Plan Year by the Committee.  An award for a person who becomes a Participant after the commencement of a Plan Year will be prorated unless otherwise determined by the Committee.

4.	Basis of Incentive Compensation Award

The Plan’s incentive compensation is paid in cash. The Participant’s potential incentive compensation award under the Plan is based on the attainment of certain financial and non-financial performance metrics as approved at the beginning of the Plan Year by the Committee (or its delegee) in its discretion. The potential incentive compensation award is expressed as a percentage of the Participant’s base wages at the end of the Plan Year. In no event shall a Participant receive payment under the Plan that exceeds a specified percentage of the Participant’s incentive target for the Plan Year, as approved by the Committee. The amount of any incentive compensation award to be paid to each Participant approved by the Committee along with an aggregate award incentive payout amount for other Participants, as recommended by the CEO (for Participants other than himself or herself).

5.	Plan Details

The Plan uses a “scorecard” structure consisting of financial and non-financial metrics as determined by the Committee from year to year, each of which metric may be weighted as determined by the Committee.  Each Plan Year, the Committee will establish performance targets for each category within each metric.  The threshold and maximum performance metrics will be a percentage and multiple of the target, respectively.

Within 60 days following the end of the Plan Year, the Committee will review performance against the scorecards and certify in writing the extent to which the applicable performance goals were satisfied, and determine the amount of the incentive compensation award, if any, to be paid to each Participant under the Plan. Notwithstanding any provision of the Plan to the contrary, in making this determination, the Committee may, in its discretion, based on the recommendation of the CEO (for Participants other than himself or herself) or in absence of such recommendation, increase or decrease any payments to which a Participant would otherwise be entitled.

In calculating performance results, the Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded or may approve an adjustment to one or more performance measure or goals applicable to an award in order to reflect events if deemed appropriate, including, without limitation, unusual or infrequent events, realized investment gains or losses, acquisitions or dispositions, asset write downs, litigation or claim judgments or settlements, discontinued operations, business interruption events, reserve changes, catastrophes, tax law or accounting changes and restructuring expenses occurring during the performance period.  Performance measures based on financial metrics may be established on a GAAP or adjusted GAAP basis.  Performance measures may be established on an absolute or relative basis and may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments.  Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices.

6.	Administrative Matters

A. Administration of the Plan

The Committee is responsible for the oversight, supervision and existence of the Plan.  The Committee shall monitor for accuracy the CEO’s performance reporting and determine the award opportunity and amount of the CEO’s awards under the Plan.  The CEO shall monitor for accuracy the performance reporting of the other Participants and make recommendations to the Committee concerning award opportunities and the amount of the Participants’ awards under the Plan. The CEO has been delegated discretion to interpret the terms of the Plan, to determine eligibility for benefits, and to calculate the incentive compensation awards under the Plan, with the exception of matters concerning his or her own eligibility or awards under the Plan. The Committee will make decisions concerning all matters of the CEO’s award, approve all opportunities, goals and award payments and approve the aggregate value of opportunities and award payout under the Plan. The Committee, in its discretion, will make all final determinations including those not herein specifically authorized which may be necessary or desirable for the effective administration of the Plan.

The Committee may withhold or adjust any incentive compensation award in its sole discretion as it deems appropriate and will have the CEO notify the Participant of its decision to withhold or adjust an incentive compensation award (with the Committee notifying the CEO with respect to any such action impacting the CEO’s award).

Any decision or interpretation of any provision of the Plan adopted by the Committee (or by the CEO pursuant to delegated authority) shall be final and conclusive.

B. Active Participation Required

In the event, during the Plan Year, of the Participant’s death, permanent disability (as determined by the Committee in its discretion) or retirement (each, an “Early Termination Event”), any incentive compensation award shall be based on performance for the Plan Year, but prorated through the end of the most recent month prior to the Early Termination Event and shall be paid at the same time as would be otherwise due but in no event later than March 15th following the end of the Plan Year.

Any incentive compensation award to a Participant who is eligible for a partial year will be prorated through the end of the most recent month prior to the event and will be paid at the same time as would otherwise be due but in no event later than March 15th following the end of the Plan Year.

Unless otherwise determined by the Committee, any incentive compensation award to a Participant who transfers out of an eligible position prior to the end of the Plan Year, for any reason, will be prorated through the end of the most recent month prior to the event and will be paid at the same time as would otherwise be due but in no event later than March 15th following the end of the Plan Year.

In the event the Participant’s employment ceases prior to the Payment Date (as defined below) for any reason other than an Early Termination Event, including, without limitation, a voluntary termination of employment by the Participant or an involuntary termination with or without cause, as determined in accordance with the personnel policies of the Company, the Participant shall not be entitled to, and shall not have earned, any incentive compensation award under the Plan, unless provided for otherwise in a Participant’s employment agreement with the Company.

7.	Payment Method

Awards under the Plan will be calculated and paid in cash on an annual basis. Payment of awards, less deferrals and applicable federal, state and local taxes, will be made as soon as practicable following the end of the Plan Year (the “Payment Date”), but in no event before certification of the Committee or later than March 15th following the end of the Plan Year.

8.	Modification and Termination of Plan

The Plan may be modified or changed at any time by the Committee in its discretion, followed by written notification to Participants as soon as reasonably practicable; provided, however, that no amendment may materially impair the rights of a Participant with respect to an outstanding Plan Year without the consent of the Participant. The Plan may be terminated at any time by the Committee (or the Board) in its discretion, followed by written notification to Participants as soon as reasonably practicable. In the event of a Plan termination, the Participant shall continue to be eligible for incentive compensation awards for the Plan Year prorated through the Plan’s termination date, unless the Committee determines, in its discretion, that no incentive compensation should be paid. Any incentive compensation awards shall be calculated through the date of the Plan termination on such basis as the Committee deems appropriate in its discretion and will be payable as soon as practicable after the termination of the Plan but in no event later than March 15th following the end of the Plan Year.

9.	Participant Rights Not Assignable; Plan not a Contract

Any awards made pursuant to the Plan shall not be subject to assignment, pledge or other disposition. Nothing contained in the Plan shall confer upon any employee any right to continued employment or to receive or continue to receive any rate of pay or other compensation, nor does the Plan affect the right of the Company to terminate a Participant’s employment. Participation in the Plan does not confer rights to participation in other Company programs or plans, including annual or long-term incentive plans, non-qualified retirement or deferred compensation plans or other executive perquisite programs.

10.	Ethical Statement

The Company is committed to doing business in an honest and ethical manner and to complying with all applicable laws and regulations. Participant actions are expected to comply with the policies established by the Company, including any written ethical or code of conduct statements. The Committee may determine on a case-by-case basis any reductions or eliminations of incentive payments under this Plan due to violations of policies or noncompliance.

11.	Governing Law and Venue

The parties agree that the interpretation and enforcement of the Plan shall be governed by the laws of the state of New York without reference to principals of conflict of laws and the state and federal courts in the state of New York located in or for Nassau County, New York shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. The Participant consents and waives any objection to personal jurisdiction and venue in such courts. The Plan, and any payments thereunder, shall not be subject to the Employee Retirement Income Security Act of 1974, as amended, and all benefits under the Plan are unfunded. No Participant shall have any greater right than the right of a general unsecured creditor of the Company.

12.	Attorney’s Fees and Costs

The parties agree that in the event of any legal action arising out of or relating to the interpretation or enforcement of the Plan, a Participant or the Company shall be entitled to recover their attorney’s fees and costs in the event that they are the prevailing party, to the extent permitted by applicable law.

13.	No Oral or Written Representations

The parties agree that they have relied on no oral or written representation or promises not set forth herein, and that the terms of the Plan are set forth solely in the written Plan document and it constitutes the complete and entire agreement of the parties relating to the subject matter hereof.

14.	Clawback

Any incentive compensation award paid under this Plan will be subject to certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) and  the Esquire Financial Holdings, Inc. Clawback Policy, as may be amended from time to time, and any other compensation clawback or recoupment policy that the Board (or Committee) adopts in the future (whether to comply with Dodd Frank or otherwise).

In addition, the Company will, to the full extent permitted by law, have the discretion based on the particular facts and circumstances to require that a Participant reimburse the Company for all or any portion of any incentive compensation award if and to the extent the incentive compensation award reflected the achievement of financial results that were subsequently the subject of a restatement, or the achievement of other objectives that were subsequently found to be inaccurately measured, and a lower incentive compensation award would have occurred based upon the restated financial results or accurately measured objectives. The Company may take such actions against a Participant, whether or not such Participant engaged in any misconduct or was otherwise at fault with respect to such restatement or inaccurate measurement.

Without limitation, the Company may, in its discretion, or shall as required by law, (i) seek repayment from the Participant; (ii) reduce the amount that would otherwise be payable to the Participant under current or future awards; (iii) withhold future equity grants or salary increases; (iv) pursue other available legal remedies, or (v) any combination of these actions. The Company's clawback or recoupment policy may require the Company take such recoupment actions against the Participant whether or not such Participant engaged in any misconduct or was otherwise at fault with respect to any event or circumstance giving rise to such clawback action.

15.	Companying Regulatory Provision

All incentive compensation awards under the Plan are subject to any condition, limitation or prohibition under any financial institution regulatory policy or rule or regulation to which the Company or Bank is subject, including without limitation Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. 1828(k), and the rules and regulations promulgated thereunder. NEOs, as defined by the Securities and Exchange Commission, may be subject to additional rules and regulations.

Approved by the Board of Directors on October 30, 2024.